Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

Investor Contact	Media Contact
Lawrence Delaney, Jr.	Joelle Shreves
Investor Relations	Vice President, Marketing & Corporate Communications
(714) 734-5142	(703) 707-6904

NCI Reports First Quarter 2016 Financial and Operating Results

•	First-quarter revenue of $84 million exceeds midpoint of guidance;

•	EPS of $0.24 exceeds high end of guidance; and

•	NCI issues guidance for second quarter of 2016 and updates previously issued guidance for full fiscal year.

RESTON, VA, April 27, 2016 – NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology (IT) and professional services and solutions to U.S. Federal Government agencies, today announced its financial and operating results for the first quarter ended March 31, 2016.

First-quarter 2016 revenue exceeded the midpoint of management’s guidance range issued last quarter by approximately $1 million. Diluted earnings per share (EPS) exceeded the high end of guidance by $0.01.

First-Quarter 2016 Results

For the three months ended March 31, 2016, revenue increased by 3.3%, or $2.7 million, over the same period a year ago. This increase was principally due to higher revenues derived under the expanded PEO Soldier program and other new awards. The increase was partially offset by completed contracts and reductions in staffing and scope of work on certain contracts.

NCI’s PEO Soldier program accounted for $13.2 million, or 15.8% of revenue, in the first quarter of 2016, up $4.8 million from $8.4 million, or 10.3% of revenue, in the first quarter of 2015. In addition, NCI’s Cyber Network Operations and Security Support (CNOSS) program, supporting the U.S. Army Network Enterprise Technology Command, accounted for approximately 10.1% and 7.1% of revenue for the three months ended March 31, 2016, and 2015, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 for the quarter were $7.5 million, or 9.0% of revenue, compared with $6.5 million, or 8.0% of revenue, for the same period in 2015. EBITDA and EBITDA margin for the first quarter of 2016 improved primarily because of a more favorable mix of revenue derived from NCI direct labor and lower indirect costs.

Operating income for the first quarter of 2016 was $5.7 million compared with $4.4 million for the first quarter of 2015. Operating margin for the first quarter of 2016 was 6.9% compared with 5.5% for the first quarter of 2015. Operating income and margin increased as a result of the factors affecting EBITDA and EBITDA margin, as well as lower expense from purchased intangibles amortization and acquisition costs compared with the same period last year.

Net income for the first quarter of 2016 was $3.3 million compared with $2.4 million for the first quarter of 2015. Net income increased due to the factors affecting operating income, partially offset by a higher provision for income taxes. Diluted EPS for the first quarter of 2016 was $0.24 compared with $0.18 for the first quarter of 2015.

Days sales outstanding (DSO) were 75 days at March 31, 2016, compared with 66 days at December 31, 2015. The increase in DSO was mostly attributable to the timing of invoice payments associated with the transition to the new PEO Soldier program.

Net cash used in operating activities was $8.2 million at March 31, 2016, and was used to meet working capital requirements, primarily higher accounts receivable.

[1]	NCI believes that information concerning EBITDA enhances overall understanding of its current financial performance, allowing management and investors to better assess NCI’s comparable financial results. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. NCI computes EBITDA as reflected in the reconciliation table at the end of this release.

NCI reported total backlog at March 31, 2016, of $501 million, of which $147 million was funded, compared with total backlog at December 31, 2015, of $552 million, of which $147 million was funded. Net bookings for the first quarter were $33 million, equating to 0.4 times revenue. Trailing 12-month bookings were $436 million, equating to 1.3 times revenue.

Management’s Outlook

Based on the company’s current contract backlog and management’s estimate of future tasking and contract awards, NCI is issuing guidance for its second quarter and updating guidance for full fiscal year 2016. The table below represents management’s current expectations about future financial performance based on information available at this time:

	Second Quarter Fiscal Year 2016 Ending June 30, 2016	Fiscal Year Ending December 31, 2016
Revenue	$80 million–$86 million	$333 million–$351 million
Diluted EPS	$0.22–$0.24	$0.91–$1.01
Diluted projected share count	13.9 million	13.9 million

“NCI’s first quarter of 2016 delivered solid financial results highlighted by increased profitability. Our high direct labor participation and strong contract performance led to improved margins, which drove our EPS to exceed the top end of the guidance range we issued last quarter,” said NCI’s president and CEO, Brian J. Clark. “We’re narrowing our revenue guidance range for fiscal year 2016 while raising the EPS guidance range to reflect greater expected profitability over the remainder of the year.

“NCI’s qualified pipeline of new business opportunities grew substantially in the first quarter and our total pipeline is approximately $11 billion. We’re on track to submit more than $1.5 billion of bids in 2016,” continued Clark. “We also continue to evaluate potential strategic alternatives for NCI aimed at more rapidly increasing shareholder value.”

Conference Call Information

As previously announced, NCI will conduct a conference call today at 4:30 p.m. EDT to discuss first quarter 2016 results, issue guidance for the second quarter of 2016, and update the outlook for fiscal year 2016.

Analysts and institutional investors may listen to the conference call by dialing (888) 539-3612 (United States/Canada) or (719) 325-2177 (international) with pass code 1481414. The conference call will be provided simultaneously as a webcast through a link on the NCI website (www.nciinc.com).

A replay of the conference call will be available approximately two hours after the conclusion of the call through May 4, 2016, by dialing (877) 870-5176 (United States/Canada) or (858) 384-5517 (international) and entering pass code 1481414.

About NCI, Inc.:

NCI is a leading provider of enterprise solutions and services to U.S. defense, intelligence, health and civilian government agencies. The company has the expertise and proven track record to solve its customers’ most important and complex mission challenges through technology and innovation. NCI’s team of highly skilled professionals focuses on delivering cost-effective solutions and services in the areas of agile development and integration; cybersecurity and information assurance; engineering and logistics; big data and data analytics; IT infrastructure optimization and service management; and health and program management. Headquartered in Reston, Virginia, NCI has approximately 2,000 employees operating at more than 100 locations worldwide. NCI: Trust. Integrity. Performance. For more information, visit www.nciinc.com or email investor@nciinc.com. Like us on Facebook and follow us on Twitter (@nciinc_) and LinkedIn.

Forward-Looking Statement: Statements and assumptions made in this press release that do not address historical facts constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; a reduction in the overall U.S. Defense budget, volatility in spending authorizations for defense and intelligence-related programs by the U.S. Federal Government or a shift in spending to programs in areas where we do not currently provide services; federal government shutdowns (such as that which occurred during the federal government’s 1996 and 2014 fiscal years), other delays in the federal government appropriations process, or budgetary cuts resulting from congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and the Consolidated Appropriations Act of 2014), risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of federal government audits of our government contracts; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); federal government agencies awarding contracts on a technically-acceptable/lowest-cost basis in order to reduce expenditures; failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency-specific funding freezes, (v) competition for task orders under government wide acquisition contracts (GWACs), agency-specific indefinite delivery/indefinite quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risk Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.

Any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations or share repurchases, and any statements of the plans, strategies and objectives of management for future operations, the execution of cost reduction programs, and restructuring and integration plans are also subject to factors that could cause actual results to differ materially from anticipated results.

The forward-looking statements included in this news release are only made as of the date of this news release, and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, or changes in expectations or otherwise.

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three months ended March 31,
	2016	2015

Revenue	$83,655	$80,968

Operating expenses:
Cost of revenue	69,987	67,602
General and administrative expenses	6,129	6,629
Depreciation and amortization	1,792	2,089
Acquisition and integration related expenses	—	230

Total operating expenses	77,908	76,550

Operating income	5,747	4,418
Interest expense, net	190	238

Income before income taxes	5,557	4,180
Provision for income taxes	2,224	1,775

Net income	$3,333	$2,405

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,153	12,968

Net income per share	$0.25	$0.19

Diluted:

Weighted average shares outstanding	13,867	13,601

Net income per share	$0.24	$0.18

Cash dividend declared and paid per share	$0.15	$0.12

NCI, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)

	As of March 31, 2016	As of December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$388	$233
Accounts receivable, net	68,936	60,044
Prepaid expenses and other current assets	5,847	3,447

Total current assets	75,171	63,724

Property and equipment, net	6,156	6,698
Other assets	1,605	1,548
Deferred tax assets, net	38,722	38,789
Intangible assets, net	18,320	19,231
Goodwill	33,878	33,878

Total assets	$173,852	$163,868

Liabilities and stockholders’ equity:
Current liabilities:
Current portion of long-term debt	$20,500	$—
Accounts payable	17,955	19,693
Accrued salaries and benefits	15,993	18,977
Deferred revenue	2,458	2,217
Other accrued expenses	5,774	3,843

Total current liabilities	62,680	44,730

Long-term debt	—	10,000
Other long-term liabilities	2,798	2,578

Total liabilities	65,478	57,308

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500 shares authorized; 9,921 shares issued and 9,004 shares outstanding as of March 31, 2016, and 9,843 shares issued and 8,961 shares outstanding as of December 31, 2015	188	187
Class B common stock, $0.019 par value—12,500 shares authorized; 4,500 shares issued and outstanding as of March 31, 2016 and December 31, 2015	86	86
Additional paid-in capital	77,069	76,569
Treasury stock at cost—917 shares of Class A common stock as of March 31, 2016 and December 31, 2015	(8,331)	(8,331)
Retained earnings	39,362	38,049

Total stockholders’ equity	108,374	106,560

Total liabilities and stockholders’ equity	$173,852	$163,868

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three months ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$3,333	$2,405
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,792	2,089
Share-based compensation	329	370
Deferred income taxes	67	73
Changes in operating assets and liabilities:
Accounts receivable, net	(8,892)	5,242
Prepaid expenses and other assets	(2,458)	691
Accounts payable	(1,738)	(1,035)
Accrued expenses and other liabilities	(591)	(3,606)

Net cash (used in) provided by operating activities	(8,158)	6,229

Cash flows from investing activities:
Purchases of property and equipment	(339)	(251)
Cash paid for acquisition, net of cash acquired	—	(56,657)

Net cash used in investing activities	(339)	(56,908)

Cash flows from financing activities:
Borrowings under credit facility	47,233	72,340
Repayments on credit facility	(36,733)	(45,340)
Proceeds from exercise of stock options	172	127
Dividends paid	(2,020)	(1,561)

Net cash provided by financing activities	8,652	25,566

Net change in cash and cash equivalents	155	(25,113)
Cash and cash equivalents, beginning of period	233	25,819

Cash and cash equivalents, end of period	$388	$706

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$104	$211

Income taxes	$327	$541

NCI, INC.

EBITDA Reconciliation Table

(UNAUDITED)

(in thousands)

	Three months ended March 31,
	2016	2015

GAAP Operating income	5,747	4,418
Depreciation and amortization	1,792	2,089

EBITDA	7,539	6,507
EBITDA margin	9.0%	8.0%

# # #